 As filed with the Securities and Exchange Commission on March __________ , 1998

                                Registration No.________________________________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        ---------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                        ---------------------------------

                                 DEB SHOPS, INC.
                                 ---------------
             (Exact name of registrant as specified in its charter)

         Pennsylvania                                 23-1913593
         ------------                                 ----------
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                    Identification No.)


                  9401 Blue Grass Road
                    Philadelphia, PA
                     (215) 676-6000                            19114
                     --------------                            -----
            (Address and telephone number of                (Zip Code)
              Principal Executive Offices)

                        1995 Incentive Stock Option Plan
                        --------------------------------
                            (Full title of the Plan)

                             Steven B. King, Esquire
                   Mesirov Gelman Jaffe Cramer & Jamieson, LLP
                               1735 Market Street
                           Philadelphia PA 19103-7598
                                 (215) 994-1037
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                      Proposed Maximum          Proposed Maximum         Amount of
    Title of Securities         Amount to be           Offering Price          Aggregate Offering      Registration
     to be Registered          Registered(1)            Per Share(2)                Price(2)                Fee(2)
     ----------------          -------------            ------------                --------           ------------
Common Stock,                 1,000,000 shares             $7.75                   $7,750,000            $2,286.25
Par value $0.01 per share

(1) There are registered hereby 1,000,000 shares of Common Stock Par Value $0.01 per Share ("Common Stock") of Deb Shops, Inc. (the "Company") issuable pursuant to the Company's 1995 Incentive Stock Option Plan (the "Plan") under which Options could be granted with respect to 2,000,000 shares of the Company's Common Stock. This Registration Statement also relates to such indeterminate number of shares of the Company's Common Stock as may become issuable by reason of the adjustment provisions of the Plan with respect to the aforesaid 1,000,000 shares of the Company's Common Stock.

(2) The maximum offering price per share of Common Stock and the maximum aggregate offering price for the 1,000,000 shares of Common Stock being offered pursuant to the Plan are estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. They are based upon the average of the high and low prices of the Common Stock on March 19, 1998, as reported on the NASDAQ National Market System.

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

                  There are hereby incorporated by reference in this Registration Statement the following documents heretofore filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the Securities and Exchange Commission ("Commission"):

                           (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 (Commission File No. 0-12188);

                           (b) All other reports filed by the Company with the Commission since January 31, 1997 pursuant to Section 13(a), 14, or 15(d) of the Exchange Act, including the following:

                                            (i) Proxy Statement dated April 30,
                                            1997 filed in connection with the
                                            Company's 1997 Annual Meeting of
                                            Shareholders held on May 30, 1997;

                                            (ii) Quarterly Reports on Form 10-Q
                                            for the quarterly periods ended
                                            April 30, 1997, July 31, 1997 and
                                            October 31, 1997; and

                           (c) The description of the Company's Common Stock contained in the registration statement therefor under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.


All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of the filing of each such document.

Item 4.  Description of Securities

                  Not applicable.

Item 5.  Interests of Named Experts and Counsel

                  The validity of the Common Stock being registered by this Registration Statement will be passed upon for the Company by Mesirov Gelman Jaffe Cramer & Jamieson, LLP, Philadelphia, Pennsylvania, counsel to the Company. Barry H. Frank, a partner of such law firm, is a Director of the Company, and a co-trustee of certain trusts (for the benefit of Mr. and Mrs. Warren Weiner) owning 1,621,982 shares of the Common Stock of the Company as to which Mr. Frank disclaims beneficial interest.

Item 6.  Indemnification of Directors and Officers

                  Section 3-12 of the Company's By-laws, as amended ("By-laws"), provides that a Director shall not be personally liable for monetary damages for any action taken or any failure to take any action to the fullest extent permitted by the Pennsylvania Director's Liability Act, former 15 Pa. C.S.A. ss.1721(h). (This section of the Pennsylvania laws concerning a director's liability has been superseded by current 15 Pa. C.S.A. ss.1713). These provisions do not have any effect on the availability of equitable remedies (such as an injunction or rescission) for breach of fiduciary duty by directors or officers. However, as a practical matter, equitable remedies may not be available in particular circumstances.

                  Section 7-1 of the By-laws provides, among other things, that the Company shall indemnify any person who is or was made a party or is threatened to be made a party to any proceeding by reason of the fact that he is or was a Director or officer of the Company (or any of its subsidiaries) or, is or was serving at the request of the Company as a Director, officer, trustee, employee or agent of another corporation, partnership, trust, employee benefit plan or other enterprise against all expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought, including actions or suits by or in the right of the Company, by reason of the fact that such person is or was a Director or officer of the Company, or any of its subsidiaries, or acted as a Director or officer or in any other capacity on behalf of the Company, or any of its subsidiaries or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or with respect to any employee benefit plan.

                  Section 7-2 of the By-laws further provides that the Company may, from time to time, advance to any person entitled to be indemnified the funds necessary for payment of expenses incurred in connection with any proceeding, upon receipt of a undertaking by or on behalf of such person to repay such amount, if it is ultimately determined that such person is not entitled to indemnification. The rights and authority conferred in Section 7-1 and Section 7-2 of the By-laws are not exclusive of any other right which an indemnified party may have or acquire under any statute, provision of the By-laws, agreement, vote of the shareholders or directors or otherwise. The By-laws specify that the right to indemnification inures to the benefit of the heirs, executors and administrators of such person.

                  The Pennsylvania Business Corporation Law, 15 Pa. C.S.A. ss.ss.101 et seq., generally provides that a corporation may, and in the case of a person who has been successful on the merits or otherwise in defense of any action brought by third parties, shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

                  The Company has purchased and maintains insurance for its officers and directors against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). The effect of such insurance is to indemnify any officer or director of the Company against expenses, judgments, fines, attorney's fees and other amounts paid in settlements incurred by him, subject to certain exclusions. Such insurance does not insure against any such amount incurred by an officer or Director as a result of his own dishonesty.

                  The foregoing provisions of the By-laws apply only to claims against a director or officer arising out of his service in such a capacity. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and therefore is unenforceable. See Item 9.

Item 7.  Exemption From Registration Claimed

                  Not applicable.

Item 8.  Exhibits

               Exhibit No.               Description
               -----------               -----------
               4                         1995 Incentive Stock Option Plan incorporated by reference to
                                         Exhibit No. 10-20 in the Company's Annual Report on Form 10-K
                                         dated April 11, 1997.

               5                         Opinion of Mesirov Gelman Jaffe Cramer & Jamieson,
                                         LLP.

               23-1                      Consent of Arthur Andersen LLP, Independent Public Accountants
                                         of Deb Shops, Inc.

               23-2                      Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP
                                         (included in Exhibit 5).

               24                        Power of Attorney (set forth on signature page hereto).

Item 9.  Undertakings

                  (a)      The undersigned registrant hereby undertakes:
                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                    (i)     To include any prospectus required
                                            by Section 10(a)(3) of the
                                            Securities Act of 1933, as amended
                                            (the "Securities Act");

                                    (ii)    To reflect in the prospectus any
                                            facts or events arising after the
                                            effective date of the registration
                                            statement (or the most recent
                                            post-effective amendment thereof)
                                            which, individually or in the
                                            aggregate, represent a fundamental
                                            change in the information set forth
                                            in the registration statement.
                                            Notwithstanding the foregoing, any
                                            increase or decrease in volume of
                                            securities offered (if the total
                                            dollar value of securities offered
                                            would not exceed that which was
                                            registered) and any deviation from
                                            the low or high end of the estimated
                                            maximum offering range may be
                                            reflected in the form of prospectus
                                            filed with the Commission pursuant
                                            to Rule 424(b) (ss.230.424(b) of
                                            this

                                            chapter) if, in the aggregate, the
                                            changes in volume and price
                                            represent no more than a 20% change
                                            in the maximum aggregate offering
                                            price set forth in the "Calculation
                                            of Registration Fee" table in the
                                            effective registration statement.

                                    (iii)   To include any material information
                                            with respect to the plan of
                                            distribution not previously
                                            disclosed in the registration
                                            statement or any material change to
                                            such information in the registration
                                            statement;

         PROVIDED, HOWEVER, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

                           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
                  Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the 23 day of March, 1998.

                                 DEB SHOPS, INC.



                                 By:  /s/Marvin Rounick
                                      -----------------
                                      Marvin Rounick
                                      President, Chief Executive Officer and
                                      Director (Principal Executive Officer)


                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marvin Rounick and Warren Weiner, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                   Title                               Date

/s/ Marvin Rounick                          President, Chief Executive          March 23, 1998
------------------                          Officer and Director
Marvin Rounick                              (Principal Executive Officer)




/s/ Warren Weiner                           Executive Vice President            March 23, 1998
 ----------------                           Secretary, Treasurer
Warren Weiner                               and Director




/s/ Jack A. Rounick                         Assistant Secretary and             March 23, 1998
-------------------                         Director
Jack A. Rounick



/s/ Paul S. Bachow                          Director                            March 23, 1998
------------------
Paul S. Bachow


/s/ Barry H. Feinberg                       Director                            March 23, 1998
---------------------
Barry H. Feinberg


/s/  Barry H. Frank                         Director                            March 23, 1998
-------------------
Barry H. Frank, Esquire

(cont'd.)
Signature                                   Title                               Date


/s/  Lewis Lyons                            Vice President, Finance,            March 23, 1998
----------------                            Chief Financial Officer and
Lewis Lyons                                 Assistant Secretary



/s/ William F. Gallagher                    Controller                          March 23, 1998
------------------------
William F. Gallagher

                                  EXHIBIT INDEX
                                  -------------

                Exhibit No.            Description
                -----------            -----------

                   4                   1995 Incentive Stock Option Plan incorporated by reference to
                                       Exhibit No. 10-20 in the Company's Annual Report on Form 10-K
                                       dated April 11, 1997.

                   5                   Opinion of Mesirov Gelman Jaffe Cramer & Jamieson, LLP.

                   23-1                Consent of Arthur Andersen LLP, Independent Public Accountants
                                       of Deb Shops, Inc.

                   23-2                Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP
                                       (included in Exhibit 5).

                   24                  Power of Attorney (set forth on signature page hereto).